Exhibit 99.1

              POLYONE REPORTS STRONG SECOND-QUARTER 2005 RESULTS

     - Resin and Intermediates segment performance bolsters net income results

     - Revenues improve on higher product selling prices as shipment volumes approach first-quarter levels

     -    Cash flow improves significantly

     CLEVELAND, July 28, 2005 /PRNewswire-FirstCall/ -- PolyOne Corporation (NYSE: POL), a leading global polymer compounding and North American distribution company, today reported sales from continuing operations of $583.4 million for the second quarter ended June 30, 2005, an increase of $25.6 million, or 5 percent, compared with the second quarter of 2004. Operating income from continuing operations was $42.5 million for the second quarter of 2005, a $1.5 million increase over the same period in 2004, and a $3.8 million improvement over the first quarter of 2005.

     Net income for the second quarter of 2005 was $31.3 million, or $0.34 per share -- a significant improvement over $21.5 million, or $0.24 per share, in the second quarter of 2004. Most of this improvement came from increased equity affiliate income and continued strength from the Specialty Resins unit, a discontinued operation.

     "These results reflect a substantial turnaround in our overall performance during the last two years," said Thomas A. Waltermire, president and chief executive officer. "We are benefiting from our efforts to strengthen our market position and our cost structure. However, demand in the second quarter was hampered by customer inventory adjustments, resulting in flat volumes and continued margin challenges."

     Waltermire added, "We are benefiting also from the diversity of our earnings base, which includes backward integration into polyvinyl chloride (PVC) resin, chlorine and caustic soda. In addition, in the second quarter, we continued to manage our working capital aggressively, which enhanced our positive operating cash flow."

     A Note on Accounting for Discontinued Operations
     In accordance with Generally Accepted Accounting Principles (GAAP), PolyOne segregates and reports results of discontinued operations net of tax as a separate line item on the statement of operations (income statement). Income or loss from discontinued operations is reported below operating income - continuing operations on the income statement. As a result, reporting and discussion of items above the operating income - continuing operations line (such as sales, operating income, and selling and administrative costs) includes only the results of continuing operations.

       Quarterly Summary of Consolidated Operating Results (In millions of dollars, except per share data, unaudited)

                                                        2Q05         2Q04          1Q05
                                                     ----------   ----------    ----------
Operating results:
Sales - continuing operations                        $    583.4   $    557.8    $    576.7

Operating income - continuing operations             $     42.5   $     41.0    $     38.7

Net income - total Company                           $     31.3   $     21.5    $     13.4
  Income before discontinued operations
   - after tax                                             22.6         19.2          19.1
  Income (loss) from discontinued
   operations                                               8.7          2.3          (5.7)

Earnings (loss) per share - diluted:
Net income - total Company                           $     0.34   $     0.24    $     0.15
  Income before discontinued operations                    0.25         0.21          0.21
  Income (loss) from discontinued
   operations                                              0.09         0.03         (0.06)

Total per share impact of special items
 - after tax:                                              0.10        (0.04)        (0.05)
  Before discontinued operations                           0.06         0.03          0.05
  Discontinued operations                                  0.04        (0.07)        (0.10)

Other data:
Sales - discontinued operations*                     $     68.1   $    154.6    $     65.0
Depreciation and amortization -
 continuing operations                                     12.4         13.5          12.5

     *Second-quarter 2004 discontinued sales included $94.9 million in revenues from the Elastomers and Performance Additives business that was sold in August 2004.

     A discussion occurs at the end of this release on the use of non-GAAP financial measures.

     Special items for continuing and discontinued operations increased earnings in the 2005 second quarter by $0.10 per share on a pro forma basis. The most significant special item was a non-cash tax benefit. The Company is required to provide for a deferred tax allowance on domestic earnings and thus, its reported earnings are not United States tax affected. A definition and a list of special items appear in Attachment 4.

     Second-quarter 2005 Highlights (see Attachment 7)
     Total Company - Revenues from continuing operations increased 4.6 percent versus second-quarter 2004 and 1.2 percent versus first-quarter 2005. Shipments, however, declined 9 percent from the same quarter in 2004 and 1.6 percent from the first quarter of 2005. This slowness in the second quarter, which is normally seasonally stronger than the first quarter, was attributable primarily to a slowdown in North American plastics product industrial production and to continued weak demand in Europe. The Company believes customers may have been utilizing inventories built up during prior periods as potential hedges against prospective higher raw material prices.

     Net cash used by operating activities was $7.2 million for the first six months of 2005. Operating cash flow as defined in Attachment 5 was a positive $26.3 million for the second quarter, a substantial improvement over first-quarter 2005. Contributing were significant improvements in working capital efficiency, stronger earnings and cash received from equity affiliates. The Company has also improved its accounts receivable and inventory control by achieving reductions in its days sales in receivables (DSO) and inventory (DSI) metrics.

     In the first six months of 2005, S&A costs were 8.1 percent of sales compared with the 2004 average of 9.3 percent.

     For PolyOne's discontinued operations, revenues increased 14 percent versus the second quarter of 2004, excluding revenues of the now-divested Elastomers and Performance Additives business from 2004 results. Second- quarter revenues from discontinued operations increased 4.5 percent versus the first quarter of 2005. Shipments declined 4.6 percent from second-quarter 2004, and decreased sequentially by 1.0 percent. Higher selling prices for Specialty Resins, due to tight supply conditions, drove the revenue gains.

     Performance Plastics segment: Following is a brief description of second-quarter activities within the product groups that make up Performance Plastics:

    Performance Plastics' operating income increased in the second quarter by $3.8 million over the first quarter of 2005. Operating income was $10.4 million lower than the second-quarter 2004 level, primarily because of lower sales volumes and product spreads. Higher raw material costs across virtually all product lines resulted in the year-over-year decline in product spreads (selling price minus raw material cost). Selling price increases only partially offset the impact of rising raw material costs.

     Vinyl Compounds -- Shipment volumes declined 13 percent compared with the second quarter of 2004 and 8 percent year to date compared with the same period in 2004. This decline was due primarily to softening demand in the electronics and packaging markets. Higher average selling prices, resulting from efforts to recapture increases in the cost of resin and non-resin raw materials, helped hold the second-quarter sales decline to 3 percent and raise year-to-date sales 2 percent compared with the same periods in 2004.

     Also in the second quarter, PolyOne agreed to acquire the equipment, recipes and customer list of Novatec Plastics Corporation, a compounding business. The transaction expands PolyOne's leadership in the customer profile and custom molding markets.

     Polymer Coating Systems (formerly Formulators) -- Volume declined 4 percent for both the quarter and the year to date compared with the same periods in 2004, due to general softening across most markets and a decline in demand from the automotive industry that was caused primarily by a reduced production schedule and platform buildouts. Sales increases of 6 percent in the second quarter and 5 percent year to date compared with the same periods in 2004 were primarily from higher selling price realizations.

     International -- International Color and Engineered Materials volume decreased year over year, primarily as a result of the May 31, 2004 sale of the Melos rubber granules business. The divestment of Melos accounted for the majority of the 19 percent volume decline in the second quarter and the entire 19 percent year-to-date volume decline compared with the same periods in 2004. The balance of the volume decline was due to general weakness in European plastics markets, especially regarding to Engineered Materials applications.

     This weakness in Europe was partially offset by strengthening demand in Asia. During the second quarter, the Company's newly completed manufacturing facility in Shenzhen, China, successfully commenced operations. The plant manufactures engineered material compounds, color compounds and inks.

     A favorable euro-to-U.S.-dollar currency exchange rate and higher average selling prices contributed to an international sales increase of 9 percent in the second quarter and 6 percent year to date compared with the same periods in 2004.

     North American Color -- Quarterly volume improved 2 percent compared with the second quarter of 2004 and nearly 5 percent compared with the first quarter of 2005, primarily from new business in construction and wire and cable applications. Higher average selling prices and new captured business helped drive a 12 percent year-to-date sales improvement.

     North American Engineered Materials -- Volume fell 20 percent in the second quarter and 11 percent year to date compared with the same periods in 2004. The primary cause was reduced demand for certain automotive applications, compounded by the general slowing in automobile production early in the quarter. Higher average selling prices from efforts to recapture raw material cost increases, coupled with a more value-added mix of products, helped hold the second-quarter sales decline to 4 percent and increased year- to-date sales 1 percent compared with the same periods in 2004.

     Distribution segment: Sales increased 11 percent in the second quarter and 13 percent year to date compared with the same periods last year. These increases were driven primarily by selling price increases passed through from the supplier base. Volume declined 5 percent in the second quarter and 2 percent year to date, consistent with the general softening across the North American plastics industry experienced by the Performance Plastics segment.

     Operating income decreased in the quarter to $4.0 million from $4.8 million in the second quarter of 2004, due primarily to the aforementioned lower shipment volumes. A sequential operating income decline of $1.4 million was due to lower sales volumes and product spreads as commodity resin prices came under pressure.

     Resin and Intermediates (R&I) segment: Operating income rose $15.6 million in the second quarter and $32.5 million year to date compared with the same periods in 2004. The equity earnings contribution from Oxy Vinyls, LP increased $6.3 million in the second quarter and $14.1 million year to date, driven primarily by higher industry average PVC resin selling price spreads over raw materials and improved chlor-alkali profitability. SunBelt Chlor- Alkali's equity earnings contribution increased $8.7 million in the second quarter and $16.8 million year to date over the same periods last year, due largely to significantly higher combined selling prices for chlorine and caustic soda.

     Report on 2005 Priorities
     Early this year, PolyOne outlined a series of financial and business priorities aimed at further strengthening the Company. At the time these goals were established, expectations were for year-over-year plastics industry growth in North America and modest improvements in European economies. After six months, it appears that real average annual industry growth is unlikely to occur; in fact, according to the plastics product industrial production index, North American are tracking below 2004 levels. This slowing of demand, coupled with higher raw material prices, has retarded improvements in product spread. Consequently, product spreads have increased only modestly compared with fourth-quarter 2004 levels and have generally remained below average 2004 levels.

     -    Accelerate organic business growth:

          For its continuing operations, PolyOne's targets are a 2 percent to 3 percent increase over market growth and at least $20 million in sales of products incorporating new technologies. While first-half shipments were approximately 5 percent below first-half 2004 levels (excluding Melos volume), the Company does not believe it is losing market share within the industry. PolyOne attributes most of this reduction to customer inventory destocking in anticipation of commodity price declines. In addition, weak demand has persisted in Europe, as it has since the fourth quarter of 2004.

     - Build the North American Color and Additives and the Engineered Materials businesses into strong earnings contributors:

          Slowing demand and higher raw material costs have adversely affected PolyOne's original goal to achieve full-year profitability for its North American Color and Additives and Engineered Materials units. Through the first six months, only the general-purpose color product line within the Color and Additives business unit achieved its profitability objective. The Color and Additives unit has, however, made substantial strides to re-establish its market position, as evidenced by year-over-year volume growth of 5 percent in what is believed to be a down market.

     - Complete the return to a strong financial position: PolyOne's 2005 goal was to lower its debt coverage ratio to less than 3.0 by paying down debt with cash generated from improved earnings and proceeds from divestments. Lower sales and slower spread recovery are likely to impede full achievement of this goal. Nevertheless, the Company anticipates steady progress toward its debt coverage objective.

     - Ingrain the drive for continuous productivity gains: PolyOne is on track toward its goal of continuing to achieve cost reduction and asset efficiency improvements, in part by further lowering selling and administrative (S&A) costs as a percentage of sales. In the first six months of 2005, S&A costs were 8.1 percent of sales compared with the 2004 average of 9.3 percent.

     Third-quarter 2005 Business Outlook
    "We believe that our customers have finished destocking inventories and will begin to increase their product purchases in the third quarter. Consequently, we anticipate at least a modest improvement in demand for our products," said Waltermire. "Our focus in the upcoming quarter will continue to be on sales targets, with a goal of growing faster than our markets and restoring spreads over raw materials wherever possible."

     With inventory corrections largely complete, PolyOne expects third-quarter sales volumes to better reflect underlying market demand. Leading economic trend indicators for North America remain neutral to positive for growth prospects. Consequently, PolyOne expects that sales volumes for North American business operations should increase sequentially by 1 percent to 3 percent, factoring in typical July demand softening. This level would result in volumes below third-quarter 2004 levels.

     PolyOne projects that International sales volumes will decline marginally from second-quarter 2005 primarily due to continuing weakness in Europe compounded by the August holiday period. The Company anticipates continuing strong volume growth from its Asian operations.

     For the continuing operations, PolyOne expects sales revenue increases to follow North American volume improvements. Average compound product pricing is anticipated to be largely unchanged compared with the second quarter. Public industry sources indicate, however, that commodity spot and export prices are beginning to increase, and contract price increases for polyolefin and PVC resins have been announced for later in the quarter. Even though increasing commodity resin price trends would pressure compound product spreads (product prices over raw material costs), these spreads should remain largely constant compared with the second quarter. PolyOne anticipates that, taken together, volume and margin expectations should provide a sequential earnings improvement for the continuing operations, excluding R&I segment earnings.

     The Resin and Intermediates segment should benefit in the third quarter from continuing strong earnings associated with chlor-alkali products. PolyOne anticipates that caustic soda and chlorine pricing will approximate second-quarter levels. The Company expects lower OxyVinyls earnings, however, due primarily to decreased resin price spreads and higher energy costs adversely affecting PVC resin, vinyl chloride monomer and chlor-alkali production costs. As a result of these factors, PolyOne anticipates that Resin and Intermediates segment earnings should be between $5 million and $7 million lower than in second-quarter 2005.

     Considering this combination of factors, PolyOne anticipates that operating income from continuing operations should be approximately $3 million to $6 million lower in the third quarter compared with the second quarter of 2005.

     PolyOne expects that the discontinued operations, Specialty Resins and Engineered Films, should experience seasonal volume softening and reduced demand for automotive applications in the third quarter. In addition, PolyOne foresees modest selling price spread erosion associated with selling price pressure corresponding to lower demand levels and higher energy-based conversion costs. Consequently, PolyOne projects that the discontinued operations' net income should decline sequentially between $1 million and $3 million.

     In the second quarter, other expense, net benefited $2.8 million from favorable foreign exchange rate changes compared with second-quarter 2004. For the 2005 quarter, currency exchange gains were $2.0 million. The Company does not anticipate a similar positive earnings impact in the third quarter.

     PolyOne will continue to maintain a full valuation allowance associated with U.S. Federal taxes. Consequently, PolyOne's reported net income will reflect only foreign tax liabilities. The Company expects the effective foreign tax rate to remain at approximately 30 percent.

     In the second quarter, PolyOne generated positive operating cash flow from operations. In the third quarter, the Company expects to further increase operating cash flow compared with the second quarter as a result of anticipated higher equity investment distributions, continuing tight working capital control and lower cash interest payments. Capital expenditures, depreciation and cash taxes paid should approximate second-quarter levels. The primary use for positive operating cash flows should remain debt reduction.

     PolyOne Second-quarter 2005 Conference Call
     PolyOne will host a conference call at 9:00 a.m. Eastern time on July 29, 2005. The conference dial-in number is 888-489-0038 (domestic) or 706-643-1611 (international), conference topic: PolyOne Earnings Call. The replay number is 800-642-1687 (domestic) or 706-645-9291 (international). The conference ID for the replay is 9932132. The call will be broadcast live and then via replay for two weeks on the Company's Web site at http://www.polyone.com.

     Form 10-Q
     The Company filed today with the Securities and Exchange Commission (SEC) its Quarterly Report on Form 10-Q for the second quarter of 2005. The Form 10-Q contains more details of PolyOne's performance as well as information on key drivers of operating results. This information will be posted today on the Company's Web site at http://www.polyone.com in the corporate investor relations section. The Form 10-Q can be obtained from the contact listed at the end of this press release and is also available on the SEC's Web site at www.sec.gov.

     In-quarter Update Policy
     PolyOne intends to release an in-quarter update during September, the final month of the quarter. The purpose of this release is to inform investors of any material changes to major business drivers as discussed in the "Outlook" section of earnings releases and Form 10-Q or Form 10-K.

     Use of Non-GAAP Financial Measures
     This press release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are: operating cash flow, operating income (loss) before special items on a consolidated basis and per share impact of special items. The most directly comparable GAAP financial measures are: net cash used (provided) by operating activities, operating income (loss) and income (loss) per share.

     When PolyOne's chief operating decision makers review consolidated and segment results, special items are excluded from operating income and are evaluated on a per-share basis to enhance understanding of current profitability levels and how current levels may serve as a basis for future performance. PolyOne's chief operating decision makers also use these non- GAAP financial measures for decisions regarding allocation of resources. In addition, operating income before special items is a component of the PolyOne Annual Incentive Plan and is used in debt covenant computations. PolyOne's chief operating decision makers use operating cash flow as an internal measure of cash generation from operations, and it is also a component of the PolyOne Annual Incentive Plan.

     PolyOne is providing these non-GAAP financial measures because it believes they offer investors a top-level management view of PolyOne's financial performance and enhance investor understanding of current profitability levels and how current levels may serve as a basis for future performance.

     Special items include charges related to specific strategic initiatives such as the consolidation of operations; restructuring activities such as employee separation costs resulting from personnel reduction programs, plant closure and phase-out costs; asset impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; adjustments to reflect a tax benefit on domestic operating losses; and deferred tax valuation allowances on domestic operating losses.

     Tables included in this press release reconcile each non-GAAP financial measure to the most directly comparable GAAP financial measure (Attachment 5) and provide detail on special items (Attachment 4). Also attached are standard financial schedules and a summary of segment results.

     About PolyOne
     PolyOne Corporation, with 2004 annual revenues of approximately $2.2 billion, is a leading global compounding and North American distribution company with continuing operations in thermoplastic compounds, specialty polymer formulations, color and additive systems, and thermoplastic resin distribution. Headquartered in northeast Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America and South America. Information on PolyOne's products and services can be found at http://www.polyone.com.

     Forward-looking Statements
     In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance, including, without limitations, meeting cash flow goals, receiving cash distributions from equity affiliates and achieving working capital targets; results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to:

     - the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses, and other political, economic and regulatory risks;
     - changes in U.S., regional or world polymer consumption growth rates affecting PolyOne's markets;
     - failure of customer demand to recover in the third quarter 2005 as anticipated resulting in an inability to meet earnings improvement expectations;
     - changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which PolyOne participates;
     - fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles;
     - production outages or material costs associated with scheduled or unscheduled maintenance programs;

     - costs or difficulties and delays related to the operation of joint venture entities;
     - lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates;
     - partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of PolyOne;
     - an inability to launch new products and/or services within PolyOne's various businesses;
     -    the possibility of further goodwill impairment;
     -    an inability to maintain any required licenses or permits;
     -    an inability to comply with any environmental laws and regulations;
     - the cost of compliance with environmental laws and regulations, including any increased cost of complying with new or revised laws and regulations;
     - unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs and/or reserves for such contingencies;
     - an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to cost reductions and employee productivity goals;
     - a delay or inability to achieve targeted debt level reductions through divestitures and/or other means;
     - an inability to access the revolving credit facility and/or the receivables sale facility as a result of breaching covenants due to not achieving anticipated earnings performance or for any other reason;
     - any poor performance of our pension plan assets and any obligation on our part to fund PolyOne's pension plan;
     - any delay and/or inability to bring the North American Colors and Additives Masterbatch and the Engineered Materials product platforms to profitability;
     -    an inability to raise prices or sustain price increases for products;
     - an inability or delay beyond December 31, 2005 in finding buyers of discontinued operations or other non-core assets for reasonable and acceptable terms;
     - an inability to achieve anticipated earnings performance due to the divestment of a non-core business;
     - an inability to complete the sale of discontinued businesses due to problems or delays associated with legal proceedings, regulatory approvals and/or buyers receiving financing for the transaction or any other reasons;
     - the ability to maintain appropriate relations with unions and employees in certain locations in order to avoid disruptions of business; and
     - other factors affecting our business beyond our control, including, without limitations, changes in the general economy, changes in interest rates and changes in the rate of inflation.

     We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

     We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K provided to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any list to be a complete set of all potential risks or uncertainties. (Ref. #72905)

                                                                    Attachment 1

                      PolyOne Corporation and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                      (In millions, except per share data)

                                                                       Three Months Ended           Six Months Ended
                                                                            June 30,                    June 30,
                                                                    ------------------------    ------------------------
                                                                       2005          2004          2005          2004
                                                                    ----------    ----------    ----------    ----------
Sales                                                               $    583.4    $    557.8    $  1,160.1    $  1,093.4
Operating costs and expenses:
  Cost of sales                                                          512.9         459.6       1,017.5         908.2
  Selling and administrative                                              47.3          54.8          94.0         112.6
  Depreciation and
   amortization                                                           12.4          13.5          24.9          27.1
Employee separation and
 plant phase-out                                                           0.4          (1.0)          0.6          (1.2)
Environmental remediation
 at inactive sites                                                           -           0.9             -           1.3
Loss on sale of assets                                                       -           5.7             -           5.7
Income from equity
 affiliates and minority
 interest                                                                (32.1)        (16.7)        (58.1)        (25.9)
Operating income                                                          42.5          41.0          81.2          65.6
Interest expense                                                         (17.0)        (18.3)        (33.3)        (36.7)
Other expense, net                                                        (0.5)         (3.1)         (1.3)         (6.0)
Income before income taxes
 and discontinued operations                                              25.0          19.6          46.6          22.9
Income tax expense                                                        (2.4)         (0.4)         (4.9)         (5.3)
Income before discontinued
 operations                                                               22.6          19.2          41.7          17.6
Discontinued operations:
  Income from operations,
   net of income taxes                                                     8.7           2.3           3.0           7.9
Net income                                                          $     31.3    $     21.5    $     44.7    $     25.5

Earnings per common share:
  Basic and diluted earnings:
    Before discontinued
     operations                                                     $     0.25    $     0.21    $     0.46    $     0.19
    Discontinued operations                                               0.09          0.03          0.03          0.09
    Basic and diluted
     earnings per share                                             $     0.34    $     0.24    $     0.49    $     0.28

Weighted average shares used to compute earnings per share:
  Basic                                                                   91.8          91.5          91.8          91.5
  Diluted                                                                 92.1          91.8          92.1          91.7

Dividends paid per share of common stock                            $        -    $        -    $        -    $        -

                                                                    Attachment 2

                      PolyOne Corporation and Subsidiaries
                Condensed Consolidated Balance Sheets (Unaudited)
                      (In millions, except per share data)

                                                        June 30,       December 31,
                                                          2005             2004
                                                     --------------   --------------
Assets
Current assets:
  Cash and cash equivalents                          $         34.7   $         38.6
  Accounts receivable, net                                    314.1            309.7
  Inventories                                                 201.5            196.0
  Deferred income tax assets                                   19.9             20.1
  Other current assets                                         16.7             17.7
  Discontinued operations                                      33.5             34.6
    Total current assets                                      620.4            616.7
  Property, net                                               414.3            441.2
Investment in equity affiliates                               302.1            263.3
Goodwill, net                                                 322.0            321.0
Other intangible assets, net                                    9.9             10.1
Other non-current assets                                       59.1             59.6
Discontinued operations                                        48.3             59.9
    Total assets                                     $      1,776.1   $      1,771.8

Liabilities and Shareholders' Equity
Current liabilities:
  Short-term bank debt                               $          3.3   $          2.3
  Accounts payable                                            220.1            210.7
  Accrued expenses                                             83.1            102.4
  Current portion of long-term debt                            47.5             49.3
  Discontinued operations                                      27.0             26.3
    Total current liabilities                                 381.0            391.0
Long-term debt                                                640.7            640.5
Deferred income tax liabilities                                10.0             14.4
Post-retirement benefits other than pensions                  111.2            114.0
Other non-current liabilities, including
 pensions                                                     213.8            224.6
Minority interest in consolidated subsidiaries                  5.4              6.8
Discontinued operations                                         0.1              0.1
    Total liabilities                                       1,362.2          1,391.4
Shareholders' equity:
  Preferred stock, 40.0 shares authorized, no
   shares issued                                                  -                -
  Common stock, $.01 par, 400.0 shares
   authorized, 122.2 shares issued at
   June 30, 2005 and December 31, 2004                          1.2              1.2
  Other shareholders' equity                                  412.7            379.2
    Total shareholders' equity                                413.9            380.4
    Total liabilities and shareholders'
     equity                                          $      1,776.1   $      1,771.8

                                                                    Attachment 3

                      PolyOne Corporation and Subsidiaries
           Condensed Consolidated Statements of Cash Flows (Unaudited)
                                  (In millions)

                                                         Six Months Ended
                                                             June 30,
                                                     ------------------------
                                                        2005          2004
                                                     ----------    ----------
Operating Activities
Net income                                           $     44.7    $     25.5
  Income from discontinued operations                       3.0           7.9
Income from continuing operations                          41.7          17.6
Adjustments to reconcile income from continuing
 operations to net cash used by operating
 activities of continuing operations:
    Employee separation and plant phase-out
     charges                                                0.6          (1.2)
    Cash payments on employee separation and
     plant phase-out                                       (1.9)        (14.7)
    Charges on environmental remediation at
     inactive sites                                           -           1.3
    Cash payments for environmental remediation
     at inactive sites                                     (9.9)         (0.8)
    Depreciation and amortization                          24.9          27.1
    Loss on sale of assets                                    -           5.7
    Companies carried at equity and minority
     interest:
      Income from equity affiliates and
       minority interest                                  (58.1)        (25.9)
      Dividends and distributions received                 19.2           2.8
    Deferred income taxes                                   0.9           1.1
    Change in assets and liabilities:
      Accounts receivable                                 (51.5)        (62.5)
      FIFO inventories                                     (6.1)        (19.9)
      Accounts payable                                     15.2          59.9
      Increase (decrease) in sale of accounts
       receivable                                          38.6         (51.6)
      Accrued expenses and other                          (20.8)         17.4
Net cash used by operating activities of
 continuing operations                                     (7.2)        (43.7)

Investing Activities
  Capital expenditures                                    (17.5)         (9.3)
  Return of cash from equity affiliates                       -          13.6
  Business acquired, net of cash received                  (2.7)         (5.1)
  Proceeds from sale of assets                              8.4          26.3
Net cash provided (used) by investing activities
 of continuing operations                                 (11.8)         25.5

Financing Activities
  Change in short-term debt                                 1.0          (0.2)
  Change in long-term debt                                 (1.5)         (3.4)
  Proceeds from exercise of stock options                   0.3             -
Net cash used by financing activities of
 continuing operations                                     (0.2)         (3.6)

Net cash provided by discontinued operations               17.1          26.6

Effect of exchange rate on changes on cash                 (1.8)         (0.8)

Increase (decrease) in cash and cash equivalents           (3.9)          4.0
Cash and cash equivalents at beginning of period           38.6          48.7
Cash and cash equivalents at end of period           $     34.7    $     52.7

                                                                    Attachment 4

                      Summary of Special Items (Unaudited)
                                  (In millions)

     "Special items" include charges related to specific strategic initiatives such as the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phase-out costs; asset impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; adjustments to reflect a tax benefit on domestic losses; and deferred tax valuation allowances on domestic operating income.

Special items ($mm)                                2Q04          1Q05          2Q05
---------------------------------------------   ----------    ----------    ----------
Continuing operations
Employee separation and plant
 phase-out costs (1)                                   1.0          (0.2)         (0.4)
Asset impairments (2)                                    -             -             -
Environmental remediation at inactive
 sites (3)                                            (0.7)            -             -
Loss on sale                                          (5.7)            -             -
  Impact on pre-tax income                            (5.4)         (0.2)         (0.4)
Income tax benefit on above items                      3.9           0.1           0.2
Tax allowance (5)                                      3.4           4.5           5.8

  Impact on net income from continuing
   operations                                          1.9           4.4           5.6
  Per share impact                                    0.03          0.05          0.06

Discontinued operations
Employee separation and plant phase-out
 costs (1)                                            (1.1)            -             -

  Impact on operating income                          (1.1)            -             -
Net asset impairment and loss on
 disposition of discontinued
 operations (4)                                       (9.9)        (11.6)            -

Impact on pre-tax income                             (11.0)        (11.6)            -
Income tax benefit on above items                      4.3           4.5             -
Tax allowance (5)                                      0.9          (2.3)          3.4

  Impact on net income from discontinued
   operations                                         (5.8)         (9.4)          3.4
  Per share impact                                   (0.07)        (0.10)         0.04

Total
    Impact on net income                              (3.9)         (5.0)          9.0
    Per share impact                                 (0.04)        (0.05)         0.10

     Explanations:
     1. Severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plant and equipment resulting from restructuring initiatives. For 1Q05, continuing operations included $0.2 of additional loss on sale of phase-out plant.
     2. A non-cash impairment charge to adjust the carrying value of deferred product technology, customer list, customer contract, Internet investment and note receivable to estimated realizable future cash flows or fair market value.
     3. Environmental remediation costs for facilities either no longer owned or closed in prior years.
     4. A non-cash impairment charge to adjust the net asset carrying value of discontinued operations to estimated net future proceeds. For 1Q05, includes $10.9 impairment charge for Engineered Films and $0.7 charge for stay bonuses for Elastomers and Performance Additives.
     5. Tax allowance to adjust net U.S. deferred income tax assets resulting from operating loss carry-forwards.

                                                                    Attachment 5

            Reconciliation of Non-GAAP Financial Measures (Unaudited)
                                  (In millions)

     Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP.

                                                   2Q05          2Q04          1Q05
                                                ----------    ----------    ----------
Continuing operations:
Operating income before special items           $     42.9    $     40.0    $     38.9
Special items in continuing operations,
 before tax                                           (0.4)          1.0          (0.2)
  Operating income                              $     42.5    $     41.0    $     38.7

Discontinued operations:
Operating income before special items           $      8.9    $     14.0    $      6.2
Special items in discontinued operations,
 before tax                                              -         (11.0)        (11.6)
  Operating income (loss)                       $      8.9    $      3.0    $     (5.4)

Continuing operations:
Income per share before impact of special
 items                                          $     0.19    $     0.18    $     0.16
Per share impact of special items, after
 tax                                                  0.06          0.03          0.05
  Diluted income per share                      $     0.25          0.21    $     0.21

Discontinued operations:
Income per share before impact of special
 items                                          $     0.05    $     0.09    $     0.04
Per share impact of special items, after
 tax                                                  0.04         (0.06)        (0.10)
  Diluted income (loss) per share               $     0.09    $     0.03    $    (0.06)

                                                                                          Six Months
                                                          Three Months Ended                Ended
                                                --------------------------------------    ----------
                                                 June 30,      June 30,      March 31,     June 30,
(in millions)                                      2005          2004          2005          2005
---------------------------------------------   ----------    ----------    ----------    ----------
Reconciliation to Condensed
 Consolidated Statement of
 Cash Flow
Net cash provided (used) by
 operating activities of
 continuing operations                          $     (6.1)   $    (53.2)   $     (1.1)   $     (7.2)
Net cash provided (used) by
 investing activities of
 continuing operations                                (2.1)         34.2          (9.7)        (11.8)
Less (increase) decrease in
 sale of accounts receivable                          20.6          50.9         (59.2)        (38.6)
Plus net cash provided (used)
 by discontinued operations                           12.5          16.1           4.6          17.1
Interest rate swap fair value
 debt adjustment                                       1.6           8.1          (2.2)         (0.6)
Guarantee of Sunbelt
 outstanding senior secured
 notes                                                   -             -             -             -
Other financing activity                              (1.8)            -           2.2           0.4
Effect of exchange rate
 changes on cash                                      (0.5)         (0.3)         (2.3)         (1.8)
Increase (Decrease) in
 borrowed debt less cash and
 cash equivalents                               $     25.2    $     55.8    $    (67.7)   $    (42.5)

Plus voluntary payments to
 employee pension plans                         $        -    $        -    $        -    $        -
Less proceeds from sale of
 assets                                                  -         (24.3)            -             -
Less guarantee of Sunbelt
 outstanding senior secured
 notes                                                   -             -             -             -
Less proceeds from sale of
 business, net of note
 receivable                                              -             -             -             -
Plus business acquired, net
 of cash received                                      1.1             -           1.6           2.7
Operating cash flow                             $     26.3    $     31.5    $    (66.1)   $    (39.8)

                                                                    Attachment 6

                     Business Segment Operations (Unaudited)
                                  (In millions)

     Senior management uses operating income before the effect of "special items" to assess performance and allocate resources to business segments because senior management believes that this measure is useful in understanding current profitability levels and how current levels may serve as a base for future performance. In addition, operating income before the effect of "special items" is a component of the PolyOne Annual Incentive Plan at the corporate level and is used in debt covenant computations.

                                                   2Q05          2Q04          1Q05
                                                ----------    ----------    ----------
Business Segments:
Sales:
  Performance Plastics Segment                  $    448.6    $    439.9    $    449.2
  Distribution Segment                               170.2         153.8         167.5
  Intersegment eliminations                          (35.4)        (35.9)        (40.0)
                                                $    583.4    $    557.8    $    576.7

Operating income (loss)
  Performance Plastics Segment                  $     15.5    $     24.5    $     11.5
  Distribution Segment                                 4.0           4.8           5.4
  Resin & Intermediates Segment                       28.5          12.9          22.9
  Other Segment                                       (5.1)         (2.2)         (0.9)

  Special items, income (expense)                     (0.4)          1.0          (0.2)
    Operating income                            $     42.5    $     41.0    $     38.7

Other data:
Discontinued operations
  Sales:
    Elastomers and Performance Additives        $        -    $     94.9    $        -
    Specialty Resins and Engineered
     Films                                            68.1          59.7          65.0
                                                $     68.1    $    154.6    $     65.0

Operating income (loss)
  Elastomers and Performance Additives          $        -    $     10.0    $        -
  Specialty Resins and Engineered Films                8.9           4.0           6.2

  Special items, expense before tax                      -         (11.0)        (11.6)
    Operating Income                            $      8.9    $      3.0    $     (5.4)

                                                                    Attachment 7

                        Sales and Shipment Volume Summary

                                                         2Q05 versus 1Q05              2Q05 versus 2Q04
                                                -------------------------     -------------------------
                                                                Shipment                      Shipment
                                 2Q05 Sales,     Sales $,         Lbs.,        Sales $,         Lbs.,
                                 % of Total      % Change       % Change       % Change      % Change*
                                 -----------    ----------     ----------     ----------     ----------
Performance Plastics
  Vinyl Compounds                       29.9%         (0.3)%         (1.9)%         (2.6)%        (12.7)%

  Polymer Coatings
   (Formulators)                         7.7           6.0            2.5            6.0           (4.2)

  NA Color and Additives
   Masterbatch                          10.4           1.3            4.6           11.6            2.0

  NA Engineered Materials                4.6         (10.4)         (11.3)          (3.6)         (20.2)

  International Colors
   and Engineered
   Materials                            19.9          (0.5)           1.2            9.4           (3.4)*

    Total                               72.5          (0.1)          (1.7)           1.9          (10.3)*

Distribution                            27.5           1.7           (1.0)          10.7           (4.9)

    Total                              100.0%          1.2%          (1.6)%          4.6%          (9.0)%*

    *Excludes shipments from Melos in second quarter of 2004

SOURCE  PolyOne Corporation
    -0-                             07/28/2005
    /CONTACT:  Dennis Cocco, Vice President, Investor Relations &
Communications of PolyOne Corporation, +1-440-930-1538/
    /Web site:  http://www.polyone.com/